Exhibit 99.1

        Dresser, Inc. Announces a Voluntary $10 Million Debt Prepayment;
         Third Quarter 2004 Payment Applied to Senior Secured Term Loan

     DALLAS--(BUSINESS WIRE)--July 30, 2004--Dresser, Inc. today announced that it made an optional debt prepayment in the amount of $10 million, which was applied to its senior secured term loan C. As a result of the optional prepayment, no mandatory principal payments are due on its senior secured term loan C until March 31, 2006. In 2004, Dresser has made a total of $35 million in optional prepayments on senior secured term debt.
     Headquartered in Dallas, Dresser, Inc. is a worldwide leader in the design, manufacture and marketing of highly engineered equipment and services sold primarily to customers in the flow control, measurement systems, and compression and power systems segments of the energy industry. Dresser has a widely distributed global presence, with over 8,500 employees and a sales presence in over 100 countries worldwide. The Company's website can be accessed at www.dresser.com.

     CONTACT: Dresser, Inc., Dallas
              Stewart Yee, 972-361-9933
              stewart.yee@dresser.com